EXHIBIT 10.20

AMENDMENT

Reference is made to the Common Stock Purchase Warrants of Diametrics Medical, Inc. (the “Company”) referenced on Schedule A hereto (the “Schedule A Warrants”) and on Schedule B hereto (the “Schedule B Warrants”, and together with the Schedule A Warrants, the “Warrants”) that have been assigned to Longview Equity Fund, LP, Longview Fund, LP, Longview International Equity Fund, LP and Camden International (collectively, the “Warrant Holders”) by the original holders thereof.

This Amendment is being signed in connection with and as a condition precedent to the issuance of up to $3,000,000 in aggregate principal amount of convertible notes to be issued pursuant to that certain Subscription Agreement dated December 14, 2004 among the Company and the purchasers parties thereto.

The Company and the Warrant Holders hereby agree as follows:

1. Paragraph 1.1 of the Schedule A Warrants is hereby amended in its entirety to read as follows:

“This Warrant is exercisable in whole or in part (but not as to any fractional share of Common Stock), at any time and from time to time, but prior to 6:00 p.m. on the Expiration Date set forth above.”

2. Paragraph 1.2 of the Schedule A Warrants is hereby amended to provide that the exercise price shall be $0.01 per share.

3. The second sentence of Paragraph 1.4 of the Schedule A Warrants is hereby amended to read as follows:

“Payment of the Warrant Price may be in cash, certified or official bank check payable to the order of the Company, wire transfer of funds to the Company’s account, or by tender of promissory notes of the Company (or any combination of any of the foregoing) in the amount of the Warrant Price for each share being purchased.”

4. The Purchase Price, as defined in the Schedule B Warrants, is hereby amended to be $0.01 per share of Common Stock.

5. Section 1.1 of the Schedule B Warrants is hereby amended in its entirety to read as follows:

“Time for Exercise. This Warrant may be exercised in whole or in part at anytime and from time to time, but prior to 5:00 p.m. on April 7, 2008.”

6. The second sentence of Section 1.2 of the Schedule B Warrants is hereby amended to read as follows:

“Payment of the Purchase Price may be in cash, certified or official bank check payable to the order of the Company, wire transfer of funds to the Company’s account, or by tender of promissory notes of the Company (or any combination of any of the foregoing) in the amount of the Purchase Price for each share being purchased.”

7. A new Section 5 is hereby added to the Schedule B Warrants to read as follows:

“5. Maximum Exercise. The Holder shall not be entitled to exercise this Warrant on an exercise date, in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 9.99%. The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from the Holder to the Company. The Holder may allocate which of the equity of the Company deemed beneficially owned by the Holder shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%.”

8. Except as hereby amended, all other terms of the Warrants remain in full force and effect.

9. The shares of common stock underlying the Warrants were previously registered for resale by the Company on a registration statement filed with the Securities and Exchange Commission on Form S-1 (SEC File No. 333-112785) and Form S-1 (SEC File No. 333-116703). The Company agrees to file a post-effective amendment to each of the Form S-1s to reflect the change in ownership of the Warrants and to update the prospectus therein within 15 business days of the date hereof. The Company’s failure to file the two post-effective amendments to the Form S-1s within 15 business days of the date hereof, or the Company’s failure to have such post-effective amendments declared effective within 30 days of the date of filing, will be deemed an Event of Default under the Note (as defined in the Subscription Agreement).

10. The validity, construction and enforceability of this Amendment shall be governed by the internal law of the State of Minnesota, without regard to conflict of law principles.

11. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document.

12. This Amendment shall be binding upon the Company, the Warrant Holder and their respective successors and assigns, and shall inure to the sole benefit of the Company, the Warrant Holder and the successors and assigns of the Company and the Warrant Holder.

Dated: December 15, 2004	DIAMETRICS MEDICAL, INC. By: /s/ David B. Kaysen Name: David B. Kaysen Title: President and CEO

LONGVIEW EQUITY FUND, LP By: /s/ Wayne H. Coleson Name: Wayne H. Coleson Title: Investment Advisor

LONGVIEW FUND, LP By: /s/ S. Michael Rudolph Name: S. Michael Rudolph Title: Investment Advisor

LONGVIEW INTERNATIONAL EQUITY FUND, LP By: /s/ Wayne H. Coleson Name: Wayne H. Coleson Title: Investment Advisor

CAMDEN INTERNATIONAL By: /s/ Deirdre M. McCoy Name: Deirdre M. McCoy Title: Director

Schedule A

Warrants Assigned to Warrant Holders

Original Warrant Holder	Date of Original Warrant	Warrants Assigned
Mercator Momentum Fund, LP	May 28, 2004	2,180,721

Mercator Momentum Fund III, LP	May 28, 2004	3,269,770

Monarch Pointe, Ltd.	May 28, 2004	1,257,695

Mercator Advisory Group LLC	May 28, 2004	1,291,814

BCC Acquisition II LLC	May 28, 2004	1,000,000

Schedule B

Warrants Assigned to Warrant Holders

Original Warrant Holder	Date of Original Warrant	Warrants Assigned
BCC Acquisition II LLC	April 7, 2003	1,000,000